EXHIBIT 4(D)


                            STATEMENT OF RESOLUTION,
                                  ESTABLISHING
             MANDATORILY CONVERTIBLE SINGLE RESET PREFERENCE STOCK,
                                    SERIES C
                                  OF TXU CORP.

                  (LIQUIDATION PREFERENCE $1,000.00 PER SHARE)

To the Secretary of State
     of the State of Texas

     Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purpose of establishing and designating the Mandatorily Convertible Single Reset Preference Stock Series C, par value $25 per share, and fixing and determining the relative rights and preferences thereof.

     1.   The name of the corporation is TXU Corp. (the "Corporation").

     2. The following resolution, establishing and designating the Mandatorily Convertible Single Reset Preference Stock Series C, par value $25 per share, and fixing and determining the relative rights and preferences thereof, was duly adopted by the Executive Committee of the Board of Directors of the Corporation on July 26, 2000 pursuant to delegated authority from the Board of Directors, and was thereby duly adopted by all necessary action on the part of the Corporation:

     RESOLVED that 810,000 shares of the authorized stock classified as Serial Preference Stock as provided in Division A of Article VI of the Amended and Restated Articles of Incorporation, as amended, shall constitute the third series of Serial Preference Stock and are hereby designated and established as Mandatorily Convertible Single Reset Preference Stock, Series C (the "Convertible Preference Stock"), which series shall have, in addition to the general terms and characteristics of all the authorized shares of Serial Preference Stock of the Corporation, the following distinctive terms and characteristics:

     Section 1.     Definitions. The following terms shall have the following
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meanings when used herein:

     "Average Trading Price" for a security for any given period means an amount equal to (i) the sum of the Closing Price for such security on each Trading Day in such period divided by (ii) the total number of Trading Days in such period.

     "Board of Directors" shall mean the Board of Directors of the Corporation or any duly authorized committee thereof.

     "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which commercial banking institutions in the State of New York or the State of Texas are authorized or obligated by law or executive order to close.


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     "Closing Date" shall have the meaning ascribed to such term in Annex A of the Participation Agreement.

     "Closing Price" for a security means the closing price for such security on the Trading Day in question (or if such day is not a Trading Day then as of the Trading Day next preceding such day) as reported by Bloomberg L.P., or if not so reported by Bloomberg L.P., as reported by another recognized source selected by the Board of Directors.

     "Common Stock" shall have the meaning specified in Subsection 5(9) hereof.

     "Dividend Payment Date" shall have the meaning specified in Subsection 2(1) hereof.

     "Failed Remarketing" shall have the meaning ascribed to such term in the Remarketing Agreement.

     "Final Sale Date" shall have the meaning ascribed to such term in the Remarketing Agreement.

     "Mandatory Conversion" shall have the meaning specified in Subsection 5(1) hereof.

     "Mandatory Conversion Date" shall have the meaning specified in Subsection 5(1) hereof.

     "Mandatory Conversion Date Market Price" shall have the meaning specified in Subsection 5(1) hereof.

     "Mandatory Conversion Rate" shall have the meaning specified in Subsection 5(1) hereof.

     "Note Trigger Event" shall have the meaning ascribed to such term in Annex A of the Participation Agreement.

     "Notes" shall have the meaning ascribed to such term in Annex A of the Participation Agreement.

     "Optional Conversion" shall have the meaning specified in Subsection 5(2) hereof.

     "Optional Conversion Rate" shall have the meaning specified in Subsection 5(2) hereof.

     "Optional Redemption" shall have the meaning ascribed to such term in the Indenture (as such term is defined in Annex A of the Participation Agreement).

     "Participation Agreement" shall mean the Participation Agreement to be entered into among the Corporation, TXU Communications Company, Pinnacle One Partners, L.P., Pinnacle One GP, LLC, Pinnacle One, Inc., TXU Communications


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Ventures Company, Zenith Telecom Trust, Pinnacle One Overfund Trust, Pinnacle
One Share Trust, The Bank of New York (Delaware) and The Bank of New York.

     "Principal Market" shall have the meaning ascribed to such term in Annex A of the Participation Agreement.

     "Rate Reset Date" means the earlier to occur of (A) the consummation of the remarketing of the Initial Shares (as such term is defined in the Remarketing Agreement), which is expected to be on or about the third Trading Day following the Successful Repricing Date, and (B) the date of a Failed Remarketing.

     "Redemption Event" means the occurrence of any of the following: (i) any consolidation or merger of the Corporation with or into another corporation or entity, unless in connection with such consolidation or merger the outstanding shares of Common Stock immediately preceding the consummation of such consolidation or merger are converted into, exchanged for or otherwise represent a majority of the outstanding shares of common stock of the surviving or resulting corporation or entity immediately succeeding the consummation of such consolidation or merger or (ii) the Corporation sells or conveys to another entity (other than a Subsidiary) all or substantially all of the assets of the Corporation.

     "Remarketing Agent" shall have the meaning ascribed to such term in the Remarketing Agreement.

     "Remarketing Agreement" shall mean the TXU Preference Stock Remarketing and Registration Rights Agreement to be entered into among the Corporation, Pinnacle One Partners, L.P., Pinnacle One Share Trust, The Bank of New York, as Indenture Trustee, and Donaldson, Lufkin & Jenrette Securities Corporation, as Initial Remarketing Agent.

     "Reset Common Yield" shall mean the quotient of (i) the product of (x) 4 and (y) the amount of the ordinary quarterly cash dividend on one share of Common Stock most recently declared prior to the Trigger Date (as appropriately adjusted for the events referred to in Subsection 5(3)(a)), unless subsequent to such declaration and prior to the Trigger Date, the Corporation has publicly announced a change to, or elimination of, its ordinary quarterly cash dividend, in which case clause (y) above shall be the amount of such proposed ordinary quarterly cash dividend (or $0.00 if such dividend has been or is to be eliminated), divided by (ii) the Reset Price (provided, however, that if as of the Trigger Date there is more than one class of Common Stock, then the Reset Common Yield shall be calculated with respect to each then outstanding class of Common Stock, and the Reset Common Yield (as used herein) shall be the amount calculated with respect to the class of Common Stock resulting in the greatest Reset Common Yield).

     "Reset Dividend Rate" shall mean an amount per annum per share equal to the product of (i) the sum of (x) the Reset Common Yield (expressed as a percentage), plus (y) 7% and (ii) $1,000.00 (rounded to the nearest cent).


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     "Reset Price" shall mean the higher of (i) the Closing Price of a share of
Common Stock on the Trigger Date or (ii) the quotient (rounded up to the nearest cent) of the Share Trust Amount divided by the number, as of the Trigger Date, of the authorized but unissued shares of Common Stock that have not been reserved as of the Trigger Date by the Board of Directors for other purposes, subject to adjustment as provided in Subsection 5(3)(a) hereof.

     "Rights" means rights or warrants distributed by the Corporation under a shareholder rights plan or agreement to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Rights Events"),
(i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock.

     "Rights Events" shall have the meaning ascribed to such term in the definition of Rights.

     "Scheduled Maturity Date" shall have the meaning ascribed to such term in Annex A of the Participation Agreement.

     "Share Trust Amount" shall have the meaning ascribed to such term in Annex A of the Participation Agreement.

     "Subsidiary" means any corporation or other entity of which the Corporation owns, directly or indirectly sufficient securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions.

     "Successful Repricing Date" shall have the meaning ascribed to such term in the Remarketing Agreement.

     "Threshold Appreciation Price" means the product of (i) the Reset Price as of the time in question and (ii) 1.10.

     "Trading Day" means a day on which the Principal Market with respect to a security is regularly scheduled to be open for trading. For purposes of this definition, a day on which any such Principal Market is scheduled to close (as opposed to unexpectedly closing) prior to its regular closing time shall not constitute a Trading Day.

     "Trigger Date" shall mean the earlier to occur of (A) the Successful Repricing Date and (B) the date of a Failed Remarketing.

     Section 2.     Dividends. The holders of the Convertible Preference Stock
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shall not be entitled to receive any dividends (nor shall dividends commence to accrue) prior to, or with respect to any period ending prior to, the Rate Reset Date. The holders of the Convertible Preference Stock shall be entitled to receive, when and as declared by the Board of Directors out of the assets of the Corporation legally available therefor, cumulative cash dividends from the Rate Reset Date at the Reset Dividend Rate, and no more, payable on the dates as set


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forth in this Section 2. Dividends shall accrue on the Convertible Preference
Stock from the Rate Reset Date. Dividends shall be payable quarterly in arrears on each January 1, April 1, July 1, and October 1 commencing on the first such date following the Rate Reset Date and on the Mandatory Conversion Date (each such date being hereinafter referred to as a "Dividend Payment Date"); provided, that if any such Dividend Payment Date is not a Business Day, then any payment with respect to such Dividend Payment Date shall be payable on the next succeeding Business Day. A dividend period shall commence on a Dividend Payment Date or the Rate Reset Date, as the case may be, and continue to the day next preceding the next succeeding Dividend Payment Date. Accumulated unpaid dividends shall not accrue interest. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Convertible Preference Stock for any period less than or more than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Dividends on the Convertible Preference Stock shall accrue whether or not the Corporation has earnings, whether or not there are assets legally available for the payment of such dividends and whether or not such dividends are declared. Dividends in arrears for any past dividend periods or portions thereof may be declared and paid at any time without reference to any regular Dividend Payment Date to holders of record on such date as shall be fixed by the Board of Directors, subject to applicable law.

     Section 3.     Liquidation Preference. The amount payable upon the shares
                    ----------------------
of Convertible Preference Stock in the event of voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be $1,000.00 per share plus an amount equivalent to the unpaid and accumulated dividends thereon, if any, to the date of such voluntary or involuntary dissolution, liquidation or winding up.

     Section 4.     Redemption. The Corporation shall have the right to redeem
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all, but not less than all, of the outstanding Convertible Preference Stock (x)
at any time following a Redemption Event and prior to a Trigger Date and (y) at any time prior to a Note Trigger Event, in each case in cash at the redemption price of $1,000.00 per share (the "Redemption Price"). Except as set forth in the preceding sentence, the Corporation shall not have the right to redeem any or all of the Convertible Preference Stock at any other time.

     Section 5.     Conversion.
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     (1)  Unless previously converted at the option of the holder in accordance with the provisions hereof, on the earlier to occur of (i) the third anniversary of the Rate Reset Date and (ii) the third anniversary of the Scheduled Maturity Date, or if such date is not a Business Day, the next succeeding day that is a Business Day (the "Mandatory Conversion Date"), each outstanding share of Convertible Preference Stock shall, without additional notice to holders thereof, convert automatically (the "Mandatory Conversion") into a number of fully paid and non-assessable shares of Common Stock at the Mandatory Conversion Rate (as defined herein) in effect on the Mandatory Conversion Date. The "Mandatory Conversion Rate" is equal to the following number of shares of Common Stock per share of Convertible Preference Stock: (a) if the Mandatory Conversion Date Market Price is greater than or equal to the Threshold Appreciation Price, the quotient of (i) $1,000 divided by (ii) the Threshold Appreciation Price, (b) if the Mandatory Conversion Date Market Price is less than the Threshold Appreciation Price but is greater than the Reset


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Price, the quotient of $1,000 divided by the Mandatory Conversion Date Market
Price and (c) if the Mandatory Conversion Date Market Price is less than or equal to the Reset Price, the quotient of $1,000 divided by the Reset Price, subject to adjustment as provided in this Section 5. "Mandatory Conversion Date Market Price" shall mean the Average Trading Price per share of Common Stock for the 20 consecutive Trading Days immediately prior to, but not including, the Mandatory Conversion Date; provided, however, that if an event occurs during such 20 consecutive Trading Days that would require an adjustment to the Mandatory Conversion Rate pursuant to Subsections 5(3) or 5(5), the Board of Directors may make such adjustments to the Average Trading Price for shares of Common Stock for such 20 Trading Day period as it reasonably deems appropriate to effectuate the intent of the adjustments in Subsections 5(3) and 5(5), in which case any such determination by the Board of Directors shall be set forth in a resolution of the Board of Directors and shall be conclusive absent manifest error.

     Dividends on the Convertible Preference Stock shall cease to accrue on the day immediately preceding, and the Convertible Preference Stock shall cease to be outstanding on, the Mandatory Conversion Date. The Corporation shall make arrangements as it deems appropriate for the issuance of certificates representing Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the Convertible Preference Stock, and the Corporation may defer the payment of dividends on such Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the Convertible Preference Stock, provided that the Corporation shall give the holders of the Convertible Preference Stock such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such Common Stock subsequent to the Mandatory Conversion Date. Amounts payable in cash in respect of the Convertible Preference Stock or in respect of such Common Stock shall not bear interest.

     (2) Shares of Convertible Preference Stock shall be convertible, at the option of the holders thereof ("Optional Conversion") at any time on or after the Rate Reset Date and before the Mandatory Conversion Date, into Common Stock at a rate equal to the number of shares of Common Stock per share of Convertible Preference Stock (the "Optional Conversion Rate") equal to the quotient of (i) $1,000 divided by (ii) the Threshold Appreciation Price, subject to adjustment as set forth in this Section 5. Prior to the Rate Reset Date, the Optional Conversion Rate shall be a number of shares of Common Stock equal to the quotient of (i) $1,000 divided by (ii) the Average Trading Price of the Common Stock for the 10 consecutive Trading Days immediately preceding the Closing Date for each share of Convertible Preference Stock, subject to adjustment as set forth in this Section 5. Optional Conversion of shares of Convertible Preference Stock may be effected by delivering certificates evidencing such shares of Convertible Preference Stock, together with written notice of conversion and, if required by the Corporation, a proper assignment of such certificates to the Corporation or in blank (and, if applicable as provided in the following paragraph, cash payment of an amount equal to the dividends attributable to the current dividend period payable on such shares), to the office of the transfer agent for the shares of Convertible Preference Stock or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the


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Corporation. Each Optional Conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

     Holders of shares of Convertible Preference Stock at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date or other date fixed for payment of dividends notwithstanding the Optional Conversion of such shares following such record date and on or prior to such Dividend Payment Date or other date fixed for payment of dividends. However, shares of Convertible Preference Stock surrendered for Optional Conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding Dividend Payment Date or other date fixed for payment of dividends must be accompanied by payment in cash of an amount equal to the dividends attributable to the current dividend period payable on such shares on such next succeeding Dividend Payment Date or other date fixed for payment of dividends. Except as provided in this Subsection 5(2), upon any Optional Conversion, the Corporation shall make no payment of or allowance for unpaid dividends, whether or not in arrears, on such converted shares of Convertible Preference Stock as to which Optional Conversion has been effected or for previously declared dividends or distributions on the shares of Common Stock issued upon such Optional Conversion.

     (3) The Optional Conversion Rate shall be adjusted from time to time and the Mandatory Conversion Rate shall be adjusted from time to time after the Rate Reset Date in respect of events occurring after the Rate Reset Date, as follows:

     (a) In case the Corporation shall (i) pay a dividend on its Common Stock in other Common Stock, (ii) subdivide or split its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of Common Stock, or (iv) issue by reclassification of its Common Stock any other Common Stock (including in connection with a merger in which the Corporation is a surviving corporation), then, in any such event, (1) the Mandatory Conversion Rate in effect immediately prior to such event shall be adjusted such that the Reset Price shall be adjusted by multiplying it by a fraction (which fraction and all other fractions referred to herein may be improper fractions), the numerator of which is one and the denominator of which is the number of shares of Common Stock that a holder of one share of Common Stock prior to any event described above would hold after such event (assuming the issuance of fractional shares) (the "Recapitalization Adjustment Ratio"), and (2) the Optional Conversion Rate in effect immediately prior to such event shall be adjusted by multiplying it by a fraction, the numerator of which is one and the denominator of which is the Recapitalization Adjustment Ratio. Such adjustment shall become effective immediately after the effective date of any such event (or the earlier record date in the case of any such dividend) whenever any of the events listed above shall occur.

     (b) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period, except in the case of Rights, expiring within 45 days after the record date for determination of the shareholders entitled to receive such rights or warrants) to subscribe for or


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purchase Common Stock at a price per share of Common Stock less than the current market price per share of Common Stock (as defined in Subsection 5(4)) on such record date, then in each such case the Mandatory Conversion Rate on the date of such issuance shall be adjusted such that the Reset Price shall be adjusted by multiplying it by a fraction the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (y) the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at the Average Trading Price for a share of Common Stock on the record date for such issuance, and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (y) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants (the "Anti-Dilution Adjustment Ratio"); and the Optional Conversion
Rate in effect on the record date described below shall be adjusted by multiplying it by a fraction, the numerator of which is one and the denominator of which is the Anti-Dilution Adjustment Ratio. For purposes of this Subsection 5(3)(b), the issuance of rights or warrants to subscribe for or purchase securities exercisable for, convertible into, or exchangeable for, shares of Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such securities are exercisable, convertible or exchangeable at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount
(if any) payable upon the exercise, conversion or exchange of such securities. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for such rights or warrants. To the extent that any shares of Common Stock, or securities exercisable for, convertible into, or exchangeable for, shares of Common Stock so offered for subscription or purchase are not so subscribed or purchased by the expiration of such rights or warrants, the Mandatory Conversion Rate and the Optional Conversion Rate shall each be readjusted to the rates or amounts, respectively, which would then be in effect, had the adjustment made upon the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of shares of Common Stock and securities exercisable for, convertible into, or exchangeable for, shares of Common Stock actually issued upon exercise of such rights or warrants.

     (c) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock consisting of evidences of its indebtedness or other assets (including capital shares of the Corporation other than Common Stock but excluding any Ordinary Cash Dividends (as defined below)), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in Subsection 5(3)(b)), then in each such case the Mandatory Conversion Rate in effect immediately prior to such event shall be adjusted such that the Reset Price shall be adjusted by multiplying it by a fraction, the numerator of which shall be the Average Trading Price for a share of Common Stock on such record date, minus the fair market value as of such record date of the portion of evidences of indebtedness or other assets so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock (provided that such numerator shall never be less than $1.00) and the denominator of which shall be the Average Trading Price for a share of Common Stock on such record date (the "Distribution Adjustment Ratio"); and the Optional Conversion Rate in effect immediately prior to such event shall be adjusted by multiplying it by a fraction, the numerator of which is one and the denominator of which is the Distribution Adjustment


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Ratio. Such adjustment shall become effective on the opening of business on the
Business Day next following the record date for such dividend or distribution or the determination of shareholders entitled to receive such dividend or distribution or rights or warrants, as the case may be. "Ordinary Cash Dividends" shall mean (i) any regular cash dividend on the Common Stock that does not exceed the per share amount of the immediately preceding regular cash dividend on the Common Stock (as adjusted to appropriately reflect any of the events referred to in Subsection 5(3)(a)) by 10% and (ii) any other cash dividend or distribution which, when combined on a per share basis with the per share amount of all other cash dividends and distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in Subsection 5(3)(a) and excluding cash dividends or distributions that resulted in an adjustment to the Mandatory Conversion Rate or the Optional Conversion Rate), does not exceed 15% of the current market price per share of Common Stock (determined pursuant to Subsection 5(4)) on the Trading Day immediately preceding the date of declaration of such dividend or distribution.

     (4) For the purpose of any computation under Subsection 5(3), the "current market price per share of Common Stock" on any date in question shall mean the Average Trading Price for shares of Common Stock for the 15 consecutive Trading Days ending on the earlier of the day in question and, if applicable, the day before the "ex" date with respect to the issuance or distribution requiring such computation; provided, however, that if another event occurs that would require an adjustment pursuant to Subsection 5(3), the Board of Directors may make such adjustments to the Average Trading Price for shares of Common Stock during such 15 Trading Day period as it reasonably deems appropriate to effectuate the intent of the adjustments in Subsection 5(3), in which case any such determination by the Board of Directors shall be set forth in a resolution of the Board of Directors and shall be conclusive absent manifest error. For purposes of this Subsection, the term "ex" date, when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock trade regular way on the relevant exchange or in the relevant market from which the Average Trading Price was obtained without the right to receive such issuance or distribution. For the purpose of any computation under Subsection 5(3), the "fair market value" of any assets, evidences of indebtedness, subscription rights or warrants on any date in question: (i) in the event any such item is a publicly traded security ("Publicly Traded Security"), shall be determined for such date pursuant to the provisions of this Subsection 5(4) for determination of the "current market price per share of Common Stock", except that (x) each reference therein to "Common Stock" shall be deemed to mean such Publicly Traded Security, and (y) if such Publicly Traded Security does not trade on a "when issued" basis for the 15 consecutive Trading Days preceding the "ex" date, such determination shall be made for the period of 15 consecutive Trading Days commencing on the "ex" date; and (ii) in the event any such item is not a Publicly Traded Security, shall be reasonably determined in good faith for such date by the Board of Directors, as evidenced by a resolution of the Board of Directors, whose determination shall be conclusive absent manifest error.

     (5) In any case of any reclassification of Common Stock (other than a reclassification of the Common Stock referred to in Subsection 5(3)(a)); any consolidation or merger of the Corporation with or into another company or other entity (other than a merger resulting in a reclassification of the Common Stock referred to in Subsection 5(3)(a)); or any sale or conveyance to another entity


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(other than a Subsidiary) of all or substantially all of the assets of the
Corporation (any such event referred to herein as a "Transaction", then the Optional Conversion Rate and Mandatory Conversion Rate shall be adjusted so that after consummation of such a Transaction the holders of shares of Convertible Preference Stock will receive, in lieu of the number of shares of Common Stock which such holder would have received upon conversion but for such Transaction, the kind and amount of securities, cash and other property receivable upon consummation of such Transaction by a holder of such number of shares of Common Stock, subject to further adjustment as provided in this Section 5, including without limitation, an adjustment to the Optional Conversion Rate on the Rate Reset Date if such Transaction occurs prior to the Rate Reset Date. On and after the consummation of any such Transaction, the Mandatory Conversion Date Market Price, which shall be used for purposes of the determination as to which of clauses (a), (b) or (c) of the definition of Mandatory Conversion Rate applies, shall mean the sum of (i) the product of the Average Trading Price of any Publicly Traded Security received upon consummation of such Transaction for the 20 consecutive Trading Days immediately prior to, but not including, the Mandatory Conversion Date multiplied by the fraction of such security received in such Transaction per share of Common Stock (assuming the issuance of fractional shares) plus (ii) the fair market value of the cash and other property received upon consummation of such Transaction per share of Common Stock as of the day preceding the Mandatory Conversion Date as determined in accordance with Subsection 5(4). In determining the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of shares of Common Stock, it shall be assumed that such holder is not a person or entity with which the Corporation consolidated or into which the Corporation was merged or which merged into the Corporation, as the case may be, or an affiliate of any such person or entity and that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash, or other property receivable upon consummation of such Transaction is not the same for each non-electing share, then the kind and amount of securities, cash, or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). In the event of such a reclassification, consolidation, merger, sale or conveyance, effective provisions shall be made in the Articles of Incorporation or similar document of the resulting or surviving company or entity so that the conversion rate applicable to any securities or property into which the shares of the Convertible Preference Stock shall then be convertible shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections 5(3)(a), 5(3)(b) and 5(3)(c), inclusive, and the other provisions of this Section 5 with respect to the Common Stock shall apply on terms as nearly equivalent as practicable to any such other securities and property deliverable upon conversion of shares of Convertible Preference Stock.

     (6)  Whenever any adjustments are required in the shares of Common
Stock into which each share of Convertible Preference Stock is convertible, the Corporation shall forthwith (a) compute the adjusted Mandatory Conversion Rate and Optional Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Mandatory Conversion Rate and the Optional Conversion Rate, describing in reasonable detail the method of calculation used and the facts requiring such adjustment


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and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment and file with the transfer agent of the Convertible Preference Stock such certificate and (b) cause a copy of such certificate to be mailed to each holder of record of the Convertible Preference Stock as of or promptly after the effective date of such adjustment and, with respect to adjustments applicable after the Rate Reset Date, make a prompt public announcement of such adjustment.

     (7) The Corporation shall at all times reserve and keep available, free from preemptive rights out of its authorized but unissued shares of Common Stock for the purpose of issuance upon conversion of the Convertible Preference Stock a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock then deliverable at such time upon an Optional Conversion of all shares of the Convertible Preference Stock multiplied by (ii) 1.10.

     (8) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of the Convertible Preference Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of shares of Common Stock in the name other than that in which the shares of Convertible Preference Stock so converted were registered and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation, that such tax has been paid.

     (9) For the purpose of this Section 5, the term "Common Stock" shall include any shares of the Corporation of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, Common Stock issuable upon conversion of the Convertible Preference Stock shall include only shares of the class designated as Common Stock as of the original date of issuance of the Convertible Preference Stock, or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof (including reclassifications referred to in clause
(iv) of Subsection 5(3)(a)) and which have no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that, if at any time, there shall be more than one such resulting class or series, the shares of such class and series then so issuable shall be in the same proportion, if possible, or if not possible, in substantially the same proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all classes and series resulting from all such reclassifications.

     (10) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Convertible Preference Stock. If any such conversion would otherwise require the issuance of a fractional share, an amount equal to such fraction multiplied by the current market price per share of Common Stock (determined as provided in Subsection 5(4)) of the Common Stock on the date of conversion shall be paid to the holder in cash by the


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Corporation. If on such date there is no current market price per share of
Common Stock, the fair market value of a share of Common Stock (determined as provided in Subsection 5(4)) on such date, shall be used. If more than one share of Convertible Preference Stock shall be surrendered for conversion at one time or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preference Stock so surrendered.

     (11) No adjustment in the Mandatory Conversion Rate and the Optional Conversion Rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this Subsection 5(11)) would require an increase or decrease of at least 1% in the number of shares of Common Stock into which each share of the Convertible Preference Stock is then convertible; provided, however, that any adjustments which by reason of this Subsection 5(11) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and provided further that any adjustment shall be required and made in accordance with the provisions of Subsection 5(3) not later than such time as may be required in order to preserve the tax free nature of a distribution to the holders of shares of Common Stock. If any action or transaction would require adjustment to the Mandatory Conversion Rate or the Optional Conversion Rate pursuant to this Section 5, only one adjustment shall be made and such adjustment shall be the amount of the adjustment that has the highest absolute value. All calculations under this Section 5 shall be made to the nearest one-hundredth of a share of Common Stock.

     (12) The Board of Directors may make such upward adjustments in the Mandatory Conversion Rate and the Optional Conversion Rate, in addition to those required by this Section 5, as shall be determined by the Board of Directors, as evidenced by a resolution of the Board of Directors, to be advisable in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) made by the Corporation to its shareholders after the Rate Reset Date shall not be taxable. The determination of the Board of Directors as to whether an adjustment should be made pursuant to the provisions of this Subsection 5(12), and if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all stockholders of the Corporation.

     (13) In any case in which this Section 5 shall require that an adjustment as a result of any event become effective at the opening of business on the Business Day next following a record date and the date fixed for conversion occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer (A) issuing to the holder of any converted Convertible Preference Stock the additional shares of Common Stock issuable upon such conversion over the shares of Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Subsection 5(10), in each case until after the occurrence of such event.


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


     (14) Notwithstanding the foregoing provisions of this Section 5, no adjustment of the Optional Conversion Rate or the Mandatory Conversion Rate shall be required to be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of optional amounts in shares of Common Stock under any such plan or upon the issuance of shares of Common Stock (or securities, rights, warrants, options or similar rights, which are convertible or exercisable for shares of Common Stock) pursuant to any compensatory plan of the Corporation or its Subsidiaries.

     (15) Notwithstanding any other provision of this Section 5, the issuance or distribution of Rights shall not be deemed to constitute an issuance or a distribution or dividend of rights, warrants, or other securities to which any of the adjustment provisions described above applies until the occurrence of the earliest Rights Event.

     (16) For purposes of this Section 5, shares of Common Stock owned by, or held for the account of, the Corporation, a Subsidiary or another entity of which a majority of the common stock or common equity interests are owned, directly or indirectly, by the Corporation shall be deemed to be not outstanding.

     (17) Subsequent to the Rate Reset Date, at any time while any shares of Convertible Preference Stock are outstanding, (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, excluding any cash dividends, (ii) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock or of securities exercisable for, convertible into, or exchangeable for, shares of Common Stock or (iii) the Corporation shall authorize any reclassification of its Common Stock (other than a subdivision or combination thereof) or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate name or corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or the sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Convertible Preference Stock, and shall cause to be mailed to the holders of Convertible Preference Stock at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend or distribution of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend or distribution of rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. The failure to give or receive the notice required


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hereby or any defect therein shall not affect the legality or validity of such dividend or distribution of rights or warrants or other action.

     Dated: August 11, 2000.

                                        TXU Corp.


                                        By: /s/ Diane J. Kubin
                                           ------------------------------------
                                           Diane J. Kubin
                                           Assistant Secretary


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